SETTLEMENT AGREEMENT




                  THIS SETTLEMENT AGREEMENT (this "Agreement") made as of the 15th day of January, 1997, by and among PNC BANK, N.A., successor in interest to Midlantic Bank, N.A. (the "Bank") and SPICE ENTERTAINMENT COMPANIES, INC., a Delaware corporation and successor by name change to Graff Pay-Per-View Inc. (the "Borrower") and the other Obligors, as defined in the Credit Agreement (as defined below) (collectively with the Borrower, the "Obligors"):


                              W I T N E S S E T H:


                  WHEREAS, the Borrower and the Bank have entered into that certain Amended and Restated Loan and Security Agreement dated as of December 9, 1994, as amended by the Amendatory Agreement dated as of August 14, 1995, the Second Amendatory Agreement dated as of November 13, 1995 and the Third Amendatory Agreement dated as of March 29, 1996 as the same may have been heretofore amended, modified or supplemented from time to time (the "Credit Agreement"); and

                  WHEREAS, undefined capitalized terms used in this Agreement which are defined in the Credit Agreement shall have the meanings ascribed to such terms in the Credit Agreement, unless the context clearly requires otherwise; and

                  WHEREAS, the indebtedness of Borrower to Bank under the Credit
Agreement is evidenced by a Term Note executed and delivered by Borrower to Bank dated as of October 21, 1994, in the original principal amount of $900,000, as the same may have been amended, modified or supplemented from time to time, including any extensions, renewals, refundings or refinancings thereof in whole or in part (the "Term Note") and that certain Second Amended and Restated Revolving Credit Note executed and delivered by Borrower to Bank in the maximum aggregate principal amount of $15,000,000, dated as of August 14, 1995, as amended by Amendment No. 1 to Second Amended and Restated Revolving Credit Note dated as of March 29, 1996, as the same may have been further amended, modified or supplemented from time to time, including any extensions, renewals, refundings or refinancings thereof in whole or in part (the "Revolving Credit Note" and collectively with the Term Note, the "Notes"); and

               WHEREAS, the outstanding principal amount under the Notes as of this date is $14,600,000; and

               WHEREAS, the Notes are secured by, inter alia, the following:

     a. Guaranty and Security Agreement of each of the non-Borrower Obligors dated as of October 21, 1994, as the same may have been amended, modified or supplemented from time to time (the "Guaranty");

     b. Trademark Collateral Assignment of each of the Borrower, CPV Productions, Inc., Guest Cinema, Inc., and Spice, Inc. each dated as of October 21, 1994, as the same may have been amended, modified or supplemented from time to time (collectively, the "Trademark Assignments");

     c. Patent Collateral Assignment of Guest Cinema, Inc. dated as of October 21, 1994, as the same may have been amended, modified or supplemented from time to time (the "Patent Assignment");

     d. Copyright Security Agreement of CPV Productions, Inc. dated as of October 21, 1994, as the same may have been amended, modified or supplemented from time to time (the "Copyright Assignment")

     e. Second Amended and Restated Pledge and Security Agreement by and among the Borrower, CPV Productions, Inc., Pay-Per-View International, Inc., Cable Video Store, Inc. and the Bank dated as of August 14, 1995, as the same may have been amended, modified or supplemented from time to time (the "Pledge Agreement"); and

     f. UCC-1 Financing Statements naming each of the Obligors as Debtor and Bank as Secured Party, and filed in the appropriate state and county offices as reflected on the Summary of Lien Search Results attached to this Agreement as Exhibit A, as such list may be amended from time to time, as such UCC-1 Financing Statements may have been amended, modified or supplemented from time to time (the "Financing Statements" and collectively with the Guaranty, the Trademark Assignments, the Patent Assignment, the Copyright Assignment and the Pledge Agreement, the "Security Documents", and further collectively with the Credit Agreement and the Notes, the "Loan Documents"); and

     WHEREAS, on August 22, 1996, the Bank and the Obligors entered into that certain Reimbursement Agreement for Irrevocable Standby Letter of Credit (the "Reimbursement Agreement"), pursuant to which the Bank issued Irrevocable Standby Letter of Credit Number A-308356 (the "Letter of Credit") for the account of the Borrower and for the benefit of Vendor Capital Group in the face amount of $375,000 (the obligations evidenced by the Reimbursement Agreement are referred to in this Agreement as the "Reimbursement Obligations"); and

     WHEREAS, the maturity of the loans evidenced by the Notes has been extended by letter agreements to January 15, 1997 (the "Maturity Date"); and

     WHEREAS, Borrower does not have presently, or in prospect in the future, sufficient funds with which to pay Bank in full in accordance with the terms of the Notes on or before the Maturity Date; and

     WHEREAS, pursuant to the rights, remedies and authority granted to the Bank in the Credit Agreement, the Notes and the Security Documents, upon the Borrower's failure to satisfy its obligations on the Notes on or before the Maturity Date, the Bank would have the non-exclusive right, among others, to call defaults under the Loan Documents and to exercise its rights with respect to the collateral securing the Obligors' obligations; and

     WHEREAS, Borrower has elected, and deems such to be in its best interest, to refinance its obligations with the Bank with another lender, provided that the Bank agrees to the terms and conditions of this Agreement, including forgiveness of a portion of the principal obligations of the Borrower to the Bank, as more particularly set forth in this Agreement; and

     WHEREAS, Bank agrees, subject to the terms and conditions of this Agreement, to accept terms of the proposed settlement; and

     NOW THEREFORE, Bank and Borrower, in consideration of the mutual promises contained herein and intending to be legally bound hereby, agree as follows:

     1. Incorporation of Recitals. The parties affirm and acknowledge that the recitals set forth above are incorporated into this Agreement by reference.

     2. Borrower's Deliveries at Closing. On or before the Effective Date, as defined below, the Borrower shall have caused to be delivered to the Bank the following (collectively, the "Borrower's Deliveries"):

     (a) Initial Payment. The sum of $9,600,000.00 in immediately available funds, by wire transfer without claim, counterclaim, setoff or recoupment according to the following wire instructions:

     Federal  Reserve Bank for Credit  Account of PNC Bank,  Pittsburgh,  PA ABA
Number   043000096  -  Attention  Loan  &  Collateral   Accounting   Ref:  Graff
Pay-Per-View Under Notification to E. Pendergast x 2380

     (b) Payment for Certificate of Deposit. The sum of $375,000.00 in immediately available funds, without claim, counterclaim, setoff or recoupment, by wire transfer according to the preceding wire instructions, to be utilized for the purchase of a certificate of deposit in the face amount of $375,000 and maturing on August 1, 1999 (the "Certificate of Deposit").

     (c) Original Letter of Credit. The Original Letter of Credit to be held by the Bank's counsel, in escrow, until the issuance and delivery of the Certificate of Deposit as provided in Section 11 of this Agreement.

     (d) Term Loan Note. A Term Loan Note in the principal amount of $400,000.00 which shall mature on the second anniversary of the Effective Date and shall be substantially in the form of Exhibit B, attached to this Agreement, with the blanks appropriately filled. (e) Warrant. A Warrant for the purchase of 600,000 shares of common stock of the Borrower substantially in the form of Exhibit C, attached to this Agreement, with the blanks appropriately filled.

     (f)  Registration   Rights  Agreement.   A  Registration  Rights  Agreement
substantially in the form of Exhibit D, attached to this Agreement, with the blanks appropriately filled.

     The Term Loan Note, the Warrant, the Registration Rights Agreement, the Guaranty and this Agreement are sometimes referred to in this Agreement as the "Surviving Documents" with the cumulative obligations of each of the Obligors under such Surviving Documents being referred to as the "Surviving Obligations", provided that with respect to the non-Borrower Obligors, their obligations under the Guaranty is limited to their guaranty and suretyship of the Borrower's obligations under the Surviving Documents, and provided further, that the Bank acknowledges that the guaranty and suretyship of the non-Borrower Obligors is an unsecured obligation and the Bank has no right of setoff against the Certificate of Deposit.

     3. Bank's Deliveries at Closing. Upon receipt of each of the Borrower's deliveries, the Bank shall deliver to the Borrower or its counsel, each of the following:

     (a) The original Term Note marked cancelled;

     (b) The original Revolving Credit Note marked cancelled;

     (c) Each of the original Security Documents, other than the Guaranty, marked cancelled, together with such original certificates of stock in such of the Obligors as had been pledged to the Bank pursuant to the Pledge Agreement;

     (d) UCC-3 Financing Statements terminating the security interests of the Bank as reflected on the Financing Statements, in recordable form to be recorded by the Borrower or its counsel at the Borrower's cost;

     (e) Release of Trademark Collateral substantially in the form of Exhibit E, attached to this Agreement, with the blanks appropriately filled.

     (f) Release of Copyright Collateral substantially in the form of Exhibit F, attached to this Agreement, with the blanks appropriately filled.

     (g) Release of Patent Collateral substantially in the form of Exhibit G, attached to this Agreement, with the blanks appropriately filled. (h) The old warrant dated March 29, 1996, for the purchase of 100,000 shares of common stock of the Borrower issued to the Bank marked cancelled.

     4. Authority to Debit Accounts for Accrued Charges. As of January 13, 1997, the accrued interest on the Loans will be $48,838.04 with interest accruing at the rate of $3,756.77 per diem (such accrued interest through the Effective Date shall be called the "Accrued Interest"). In addition, As of January 13, 1997, the accrued fees related to the Letter of Credit will be $1,874.99 with such charges accruing at the rate of $13.02 per diem (such accrued charges through the Effective Date shall be called the "Accrued L/C Fees"). Each of the Obligors hereby authorizes the Bank to debit any of such Obligor's accounts maintained at the Bank for the Accrued Interest and Accrued L/C Fees through the Effective Date.

     5. Release of the Bank. Each of the Obligors forever releases and discharges the Bank, its agents, servants, employees, directors, officers, attorneys, branches, affiliates, subsidiaries, successors and assigns and all persons, firms, corporations, and organizations acting on the Bank's behalf (collectively referred to as the "Bank Entities") of and from any and all losses, damages, claims, demands, liabilities, obligations, actions and causes of action, of any nature whatsoever in law or in equity, including, without limitation, any claims or joinders for sole liability, contribution or indemnity (collectively, the "Obligor Claims"), which the Obligors, or one or more of them, may have or claim to have against the Bank or any of the Bank Entities, as of the Effective Date of this Agreement, whether presently known or unknown, and of every nature and extent whatsoever, on account of or in any way touching, concerning, arising out of, founded upon or relating to (i) the Loan Documents,
(ii) the Loans, (iii) this Agreement, (iv) enforcement or negotiation of any of the foregoing Loan Documents or Loans, and (v) the dealings of the parties to this Agreement with respect to the obligations of the Obligors to the Bank under the Loan Documents or one or more of them (collectively, the "Obligations").

     6. Effectuation of Bank Release. Obligors agree to execute all appropriate and necessary documents to enable the Bank or any of the Bank Entities to plead the effect of the release contained in Section 5 of this Agreement in any lawsuit. Obligors also understand and agree that the covenants and consideration referred to in this Agreement are in settlement of certain of the Obligations owed by the Obligors to the Bank.

     7. Partial and Limited Release of Obligors. Upon the Effective Date and conditioned upon the indefeasible delivery of the items set forth in Section 2 of this Agreement, Bank forever releases and discharges the Obligors their agents, servants, employees, directors, officers, attorneys, branches, affiliates, subsidiaries, successors and assigns and all persons, firms, corporations, and organizations acting on any one or more of the Obligors' behalf (collectively referred to as the "Obligor Entities") of and from any and all losses, damages, claims, demands, liabilities, obligations, actions and causes of action, of any nature whatsoever in law or in equity (collectively, the "Bank Claims"), which Bank may have or claim to have against the Obligors, or one or more of them, or any of the Obligor Entities, as of the Effective Date, whether presently known or unknown, and of every nature and extent whatsoever, on account of or in any way touching, concerning, arising out of, founded upon or relating to (i) the Loan Documents, (ii) the Loans, (iii) enforcement or negotiation of any of the foregoing Loan Documents or Loans or negotiation of this Agreement, (iv) the remaining $4,600,000 in principal obligations of the Borrower under the Notes, and (v) the dealings of the parties to this Agreement with respect to the Obligations; provided, however, that this Agreement shall not and shall not be deemed to release or discharge (a) any other obligations of the Obligors, including, without limitation, the Accrued Interest and the Accrued L/C Fees to the Bank, or (b) obligations of the Obligors to the Bank arising under the Surviving Documents and the Reimbursement Agreement.

     8. Effectuation of Obligor Release. The Bank agrees to execute all appropriate and necessary documents to enable the Obligors or any of the Obligor Entities to plead the effect of the release contained in Section 7 of this Agreement in any lawsuit.

     9. Binding Release. The releases contained in Sections 5 and 6 of this Agreement shall be binding upon the Bank and each of the Obligors and shall inure to the benefit of the Bank and the Bank Entities, the Obligors and the Obligor Entities, and any of their respective successors and assigns.

     10. Representations and Warranties of All Parties. Each party represents and warrants to the other that: (a) it is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and it is duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the failure to do so would have a material adverse effect on such party; (b) it has corporate power, and each has authority to execute, deliver and perform the provisions of this Agreement and all such action has been duly and validly authorized by all necessary corporate proceedings on its part; (c) this Agreement has been duly and validly executed by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with the terms of this Agreement, and; (d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement nor the performance of or compliance with the terms and conditions of this Agreement will violate any law or court order.

     11. Certificate of Deposit. The Bank shall cause the Certificate of Deposit to be delivered to Vendor Capital Group, and upon receipt of the Letter of Credit shall cancel the Letter of Credit. The Bank's counsel is authorized to deliver the Certificate of Deposit to Vendor Capital Group.

     12. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

     13. Limited and Cumulative Nature of Releases. Nothing contained in this Agreement shall impair or be construed to impair the security of the Bank or any of the Bank Entities under the Loan Documents or the Surviving Documents, nor affect nor impair any rights or powers that the Bank or any of the Bank Entities may have under the Loan Documents or the Surviving Documents for the recovery of the indebtedness of the Borrower and the other Obligors to the Bank if and only to the extent that a breach of the terms, provisions and releases contained in this Agreement by any of the Obligors or a breach or nonfulfillment of the terms, agreements and covenants set forth in the Surviving Documents by any of the Obligors occurs. All rights, powers and remedies of the Bank or any of the Bank Entities under any other agreement or release now or at any time in the future in force between the Bank and any one or more of the Obligors with respect to the Surviving Obligations shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to the Bank or any of the Bank Entities by law.

     14. Effect of Recovery of Payments Made to Bank. If any settlement, discharge, payment, fees, grant of security or transfer of property relating to discharging any duty or liability to the Bank created under this Agreement, the Loan Documents or the Surviving Documents is rescinded or avoided by virtue of any provision of any bankruptcy, insolvency, or other similar law affecting creditors' rights, the Bank will be entitled to recover the value or amount of any such settlement, discharge, payment, fees, grant of security or transfer of property from the Obligors under their respective Loan Documents or this Agreement, as if such settlement, discharge, payment, grant of security or transfer of property had not occurred, and as if the release contained in this Agreement had not been executed by the Bank, but only to the extent permitted by applicable law.

     15. Effective Date. The releases contained in Sections 5 and 6 of this Agreement shall be effective upon the later to occur of (a) January 15, 1997 or
(b) the date that the Obligors have delivered all of the Borrower Deliveries listed in Section 2 of this Agreement (such latter date, as evidenced by a receipt, the "Effective Date").

     16. Execution of Release. EACH OF THE PARTIES REPRESENTS AND WARRANTS TO THE OTHER THAT IT HAS BEEN REPRESENTED BY COUNSEL OF ITS CHOICE IN THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, IT HAS CAREFULLY READ THE FOREGOING TERMS AND CONDITIONS OF THIS AGREEMENT, THAT IT KNOWS AND UNDERSTANDS THE CONTENTS AND EFFECT OF THIS AGREEMENT, THAT THE LEGAL EFFECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE RELEASES AND WAIVER OF JURY TRIAL PROVISIONS CONTAINED IN THIS AGREEMENT, HAS BEEN FULLY EXPLAINED TO ITS SATISFACTION BY ITS COUNSEL, AND EXECUTION OF THIS AGREEMENT IS A VOLUNTARY ACT.

     17. Costs of Enforcement. If any legal action or other proceeding is brought for the enforcement of this Settlement Agreement or any of the documents signed by either party at the closing, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of any of the foregoing, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

     18. CHOICE OF VENUE AND WAIVER OF JURY TRIAL. THE PARTIES AGREE THAT ALL DISPUTES OF EVERY KIND AND NATURE ARISING UNDER OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT SHALL BE RESOLVED EXCLUSIVELY IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA, OR IN THE FEDERAL DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA. THE PARTIES EACH WAIVE THEIR RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY SUCH DISPUTE AND CONSENT TO THOSE COURTS EXERCISING SUBJECT MATTER AND PERSONAL JURISDICTION WITH RESPECT TO ANY SUCH DISPUTE.

     19. Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     20. Merger. This Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

     21. No Waiver. No failure or delay on the part of any party in exercising any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof or of any other right, remedy, power or privilege of the such party under this Agreement; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other right, remedy, power or privilege or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the parties under this Agreement are cumulative and not exclusive of any rights or remedies which it may otherwise have.

     22. Headings. The headings of the sections in this Agreement are for purposes of reference only, and shall not limit or affect its meaning.

     23. No Partnership or Joint Venture. It is understood by the parties that this Agreement shall not in any way be construed as an agreement of partnership, general or limited, or of creating a joint venture between the Bank and any of the Obligors or any one or more of them, or of creating any relationship other than that of debtor and creditor.

     24. Further Assurances. The parties, at Borrower's cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Obligors or the Bank, or their respective counsel, may reasonably request from time to time, in order more effectively to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement, including without limitation, executing such UCC-3 termination statements or other instruments necessary to reflect the Bank's release of its security interests and liens on the assets of the Obligors in effect as of the Effective Date.

     25. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Settlement Agreement.

     26. Joint Preparation. The preparation of this Settlement Agreement has been a joint effort of the parties and the resulting document shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Settlement Agreement as of the day and year first above written.


          ATTEST:                   SPICE ENTERTAINMENT COMPANIES,
                                    INC., SUCCESSOR BY NAME CHANGE
                                    TO GRAFF PAY-PER-VIEW INC., SPICE
                                    NETWORKS, INC., SUCCESSOR BY
                                    NAME CHANGE TO SPICE, INC.,
                                    CABLE VIDEO STORE PARTNERS, INC.,
                                    SPICE DIRECT, INC., SUCCESSOR BY
                                    NAME CHANGE TO GRAFF MARKETING
                                    CORPORATION, SPICE INTERNATIONAL,
                                    INC., SUCCESSOR BY NAME CHANGE TO
                                    PAY-PER-VIEW INTERNATIONAL, INC.,
                                    GUEST CINEMA, INC., CPV PRODUCTIONS,
                                    INC., SPICE PRODUCTIONS, INC., SUCCESSOR
                                    BY NAME CHANGE TO MEDIA LICENSING,
                                    INC., CYBERSPICE, INC., MAGIC HOUR
                                    PICTURES, INC., AMERICAN GAMING
                                    NETWORKS, INC., AMERICAN INTERACTIVE
                                    GAMES, INC. AND THE HOME VIDEO
                                    CHANNEL LIMITED


By:  /s/ Daniel J. Barsky           By: /s/ J. Roger Faherty
     -------------------------          -------------------------------
      Daniel J. Barsky                   J. Roger Faherty
      Secretary                          Chairman and Chief Executive Officer

                                    An Authorized Officer of
                                    each of the foregoing entities

                                    PNC BANK, N.A., SUCCESSOR
                                    IN INTEREST TO MIDLANTIC
                                    BANK, N.A.


                                    By: /s/ Thomas J. McCool
                                        --------------------------
                                         Thomas J. McCool
                                         Sr. Vice President